Laurence Sookochoff, P. Eng

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated January 10, 2006 entitled “Geological Evaluation Report on the Ideal Property”, in the Form SB-2 Registration Statement to be filed by Aztek Ventures Inc. with the United States Securities and Exchange Commission.

Dated the 6th day of April, 2006.

/s/ Laurence Sookochoff
Laurence Sookochoff
CONSULTING GEOLOGIST